                                                                    EXHIBIT 23.1



CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 24, 2001, except for Note 9 as to which the date is February 20, 2001, relating to the financial statements of RFS Hotel Investors, Inc., which appears in RFS Hotel Investors Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000. We also consent to the incorporation by reference of our report dated January 24, 2001, except for Note 9 as to which the date is February 20, 2001, relating to the financial statement schedules, which appears in such Annual Report on Form 10-K.



PricewaterhouseCoopers LLP

Dallas, Texas
August 22, 2001